EXHIBIT 99.1

Vicor Corporation Announces Exchange Offer for Stock Options

ANDOVER, MA, May 14, 2013 (MARKETWIRED) — Vicor Corporation (NASDAQ: VICR) (“Vicor” or the “Company”) today announced its Board of Directors has approved an exchange offer to allow current employees, members of the Company’s Board of Directors, and certain service providers the opportunity to voluntarily exchange all or a portion of their existing stock options issued pursuant to the Company’s Amended and Restated 2000 Stock Option and Incentive Plan (the “2000 Plan”) prior to January 1, 2013, whether vested or unvested, for new options to purchase the same number of shares of the Company’s common stock. The exercise prices of the new options will be determined by reference to the last reported sale price per share of the Company’s common stock on the NASDAQ Global Select Market (“NASDAQ”) on the date on which the offer expires.

The offer is currently scheduled to commence on Thursday, May 16, 2013, and end on Friday, June 14, 2013, at 5:00 p.m. Eastern Time, unless the Company is required to or decides to extend the offer period.

The offer is designed to help the Company retain and provide an incentive to key contributors, with the aim of enhancing value for all holders of Vicor common stock. In structuring the exchange offer, the Board of Directors carefully considered the interests and objectives of its option holders and its non-employee holders of Vicor common stock, concluding the benefit to option holders of receiving stock options with a presumably lower exercise price and longer exercise period likewise benefits all holders of Vicor common stock by ensuring key contributors are retained and provided proper incentives through the five year vesting term of the new options.

Two classes of outstanding options granted under the 2000 Plan will be eligible for exchange: those that vest on the basis of employee service and those that vest on the basis of the achievement of certain quarterly revenue targets by the Company’s Brick Business Unit.

Options accepted for tender will be cancelled on the date of the expiration of the offer. As such, the number of shares of Vicor common stock underlying outstanding options should not change as a result of the offer.

This press release is for informational purposes only and is not an offer to exchange any options to purchase shares of Vicor common stock. The exchange offer will be made solely by the Offer to Exchange and the related Terms of Election. Option holders and holders of Vicor common stock are urged to read the Company’s exchange offer statement on Schedule TO to be filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with the exchange offer, which will include exhibits, including the Offer to Exchange and the related Terms of Election, when available, because they will contain important information. Each of these documents will be filed with the SEC, and interested parties will be able to obtain them without charge from the SEC at its website (www.sec.gov) or from the Company by calling 978-470-2900. The Company also will distribute all applicable documents to each option holder eligible to participate in the exchange offer.

Safe Harbor Disclaimer

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intend,” “estimate,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products, and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and for which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2012, under Part I, Item I—“Business,” under Part I, Item 1A—“Risk Factors,” under Part I, Item 3—“Legal Proceedings,” and under Part II, Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

About Vicor Corporation

Vicor designs, develops, manufactures and markets modular power components, power management and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher performance, higher power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

Contact:

James A. Simms

Chief Financial Officer

Telephone: 978-470-2900

Facsimile: 978-749-3439